Exhibit (g)(7)

January 14, 2022

BNP Paribas, acting through its New York Branch

787 Seventh Avenue

New York, NY 10019

Ladies and Gentlemen:

Please be advised that the Trustees of Janus Aspen Series (the “Trust”) approved the establishment of Janus Henderson Global Sustainable Equity Portfolio (the “Portfolio”) as a new series of the Trust on September 15, 2021 Pursuant to Section 18 of the Custodian Contract between the Trust and BNP Paribas, acting through its New York Branch, the Trust requests that Appendix 1 to the Custodian Contract be updated to reflect the addition of the Portfolio as a series of the Trust. In connection with such request, Appendix 1 shall be deleted and replaced with Appendix 1 attached hereto.

Please indicate your acceptance of the foregoing by executing this letter agreement.

Janus Aspen Series

By:	/s/ Abigail Murray
Name:	Abigail Murray
Title:	Vice President, Secretary and Chief Legal Officer

Agreed and Accepted:

BNP Paribas, acting through its New York Branch

By:	/s/ Cyril Guerrier
Name:	Cyril Guerrier
Title:	Managing Director

By:	/s/ Nicolas De Neve
Name:	Nicolas De Neve
Title:	Managing Director

APPENDIX 1

LIST OF PORTFOLIOS

Janus Aspen Series

●	Janus Henderson Balanced Portfolio
●	Janus Henderson Enterprise Portfolio
●	Janus Henderson Flexible Bond Portfolio
●	Janus Henderson Forty Portfolio
●	Janus Henderson Global Research Portfolio
●	Janus Henderson Global Technology and Innovation Portfolio
●	Janus Henderson Mid Cap Value Portfolio
●	Janus Henderson Overseas Portfolio
●	Janus Henderson Research Portfolio
●	Janus Henderson U.S. Low Volatility Portfolio
●	Janus Henderson Global Sustainable Equity Portfolio